Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Suncor Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

In US Dollars

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Unallocated (Universal) Shelf	-	(1)(3)	$5,000,000,000 (1)(2)(3)	F-10	333-265216	May 25, 2022

(1)	There are being registered hereunder an indeterminate number of Debt Securities, Common Shares, Preferred Shares, Subscription Receipts, Warrants, Units, Share Purchase Contracts and Share Purchase Units or any combination thereof in one or more series (collectively, the “Securities”) of Suncor Energy Inc. (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The prospectus contained herein relates to an aggregate of US$5,000,000,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$5,000,000,000 of unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-10, as amended (File No. 333-265216), which became effective upon filing on May 25, 2022 (the “Prior Registration Statement”). No separate registration fee is payable with respect to such securities, as such securities were previously registered on the Prior Registration Statement.